Exhibit 3.1

New York State Department of State DIVISION OF CORPORATIONS, STATE RECORDS AND UNIFORM COMMERCIAL CODE One Commerce Plaza 99 Washington Ave. Albany, NY 12231-0001 www.dos.ny.gov

CERTIFICATE OF CORRECTION

OF

Certificate of Amendment to Certificate of Incorporation

(Insert Title of Document to be Corrected)

OF

Meridian Waste Solutions, Inc.

(Insert Name of Corporation)

Under Section 105 of the Business Corporation Law

FIRST: The name of the corporation is: Meridian Waste Solutions, Inc.

SECOND: The date the document to be corrected was filed by the Department of State is:

March 13, 2018.

THIRD: The nature of the informality, error, incorrect statement or defect to be corrected is:

Each of new paragraph h.III.F. and i.III.F. of paragraph FOURTH omitted the following from the second clause of the first sentence, after the words, “if the Company issues”:

“, pursuant to any offering completed after January 4, 2018,”

FOURTH: The provision in the document, as corrected or eliminated or the proper execution, is as follows:

Paragraph h.III.F of paragraph FOURTH of the Certificate of Incorporation of Meridian Waste Solutions, Inc., as amended, will read in its entirety as follows:

“Antidilution Adjustment. For so long as 10% of the total number of shares of authorized Series D Preferred Stock is outstanding, if the Company issues, pursuant to any offering completed after January 4, 2018, shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, for a consideration at a price per share, or having a conversion, exchange or exercise price per share, that is less than the Conversion Price of the Series D Preferred Stock immediately in effect prior to such sale or issuance, then immediately upon such sale or issuance the Conversion Price of the Series D Preferred Stock shall be reduced to such other lower price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security (to the conversion price of such security on the issuance date thereof) and again upon any issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Corporation for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for par value per share of Common Stock. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described herein.”

Paragraph i.III.F of paragraph FOURTH of the Certificate of Incorporation of Meridian Waste Solutions, Inc., as amended, will read in its entirety as follows:

“Antidilution Adjustment. For so long as 10% of the total number of shares of authorized Series F Preferred Stock is outstanding, if the Company issues, pursuant to any offering completed after January 4, 2018, shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, for a consideration at a price per share, or having a conversion, exchange or exercise price per share, that is less than the Conversion Price of the Series F Preferred Stock immediately in effect prior to such sale or issuance, then immediately upon such sale or issuance the Conversion Price of the Series F Preferred Stock shall be reduced to such other lower price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security (to the conversion price of such security on the issuance date thereof) and again upon any issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Corporation for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for par value per share of Common Stock. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described herein.”

X /s/ Jeffrey Cosman
(Signature)

Jeffrey Cosman
(Type or print name of signer)

Chief Executive Officer
(Title of Signer)

CERTIFICATE OF CORRECTION

OF

Certificate of Amendment to Certificate of Incorporation

(Insert Title of Document to be Corrected)

OF

 Meridian Waste Solutions, Inc

(Insert Name of Corporation)

Under Section 105 of the Business Corporation Law

Filer’s Name and Mailing Address:

Name

Company, if Applicable

Mailing Address

City, State and ZIP Code

NOTES:

1.	The name of the corporation provided on this certificate must exactly match the records of the Department of State. This information should be verified on the Department of State’s website at www.dos.ny.gov.
2.	This form has been prepared by the New York State Department of State for filing a certificate of correction. You are not required to use this form. You may draft your own form or use forms available at legal stationery stores.
3.	The Department of State recommends that all legal documents be prepared under the guidance of an attorney.
4.	The certificate must be submitted with a $60 filing fee made payable to the Department of State.

(For Office Use Only)